Exhibit 16.1

January 8, 2020

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, D.C. 20549

Re: Golden Bull Limited

Ladies and Gentlemen:

We have read the statements in the Form 6-K dated January 8, 2020, of Golden Bull Limited to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Company in the Form 6-K.

Respectfully submitted,

WEI, WEI & CO., LLP

Flushing, New York 11354

January 8, 2020